Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Enova Systems, Inc. for the registration of shares of its common stock to the incorporation by reference therein of our reports dated March 29, 2012, with respect to our audits of the balance sheets of Enova Systems, Inc., as of December 31, 2011 and 2010 and the related statements of operations, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2011 included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

Our report included an emphasis paragraph regarding doubt about Enova Systems, Inc.’s ability to continue as a going concern.

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP

San Francisco, CA
October 26, 2012